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                                                              Exhibit D-5(b)

                             COMMONWEALTH OF VIRGINIA
                           STATE CORPORATION COMMISSION



                                                 AT RICHMOND, APRIL 29, 1996

APPLICATION OF

THE POTOMAC EDISON COMPANY                       CASE NO. PUF960004

For continuing approval of money pool
agreement with affiliates




                            ORDER GRANTING AUTHORITY

          On March 18, 1996, The Potomac Edison Company ("the

Company" or  "Applicant") filed an application with the

Commission under Chapter 4 of Title 56 of the Code of

Virginia.  In its application, the Company requests

continuing approval to borrow and lend funds to companies

with affiliated interests through a Money Pool Agreement

("the Money Pool").

          Applicant has previously received Commission

approval to participate in the Money Pool in Case Nos.

PUF910006 and PUF930032.  The Money Pool Agreement has been

in effect and continuously in use since the Commission's

approval dated January 24, 1992, in Case No. PUF910006.

          The Money Pool is an internal financing facility in

which excess funds of some participants are used to satisfy

the short-term borrowing needs of others.  Applicant states

that the Money Pool is more efficient that intercompany

billing, and has also resulted in higher returns for



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investing members and lower interest costs for borrowing

members.  Participants in the Money Pool are The Potomac

Edison Company, West Penn Power Company, Monongahela Power

Company, Allegheny Generating Company ("AGC") and Allegheny

Power System, Inc. ("APS Inc.").  AGC may only borrow from

the Money Pool, and APS Inc. may only lend to the Money Pool.

Interest rates are based on the previous days' federal funds effective interest rate as quoted by the Federal Reserve Bank of New York.  Daily balancing of each Money Pool participant and overall administration of the Money Pool is performed by

Allegheny Power Service Corporation ("APSC"), the Agent for

the participants.  The operation of the Money Pool is

designed to match, on a daily basis, the available cash and

short-term borrowing requirements of participants, thereby

minimizing the need to borrow funds in Th. external short-

term capital markets.  Applicant indicates that any excess

funds from the Money Pool are to be invested according to the guidelines outlined in the Money Pool agreement.  Depending

on market conditions, the Money Pool can save the

participants up to 30 basis points in either lower borrowing costs or higher investment returns.  Applicant also states

that no unregulated affiliates can participate in the Money

Pool.

          The Commission, upon consideration of the

application and having been advised by its Staff, is of the

opinion and finds that approval of the application will not

be detrimental to the public interest.  Accordingly,

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          IT IS ORDERED THAT:

          1)   Applicant is hereby granted approval to

participate as a borrower and lender of funds through the

Money Pool Agreement, all in a manner, under the terms and

conditions and for the purposes as set forth in the

application.

          2)   Applicant shall seek subsequent approval from

the Commission if the terms and conditions of the Money Pool agreement approved herein should change.

          3)   The approval granted herein shall not preclude

the Commission from exercising the provisions of 56-78 and

56-80 of the Code of Virginia hereafter.

          4)   The Commission reserves the right to examine

the books and records of any affiliate in connection with the authority granted herein, whether or not such affiliate is

regulated by this Commission, pursuant to 56-79 of the Code

of Virginia.

          5)   The approval of this application shall have no

implications for ratemaking.

          6)   There appearing nothing further to be done in

this matter, it is hereby dismissed.



          AN ATTESTED COPY hereof shall be sent to the

Applicant, attention Philip J. Bray, Esquire, 10435

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Downsville Pike, Hagerstown, Maryland 21740-1766; and to the

Division of Economics & Finance of the Commission.



                                   A True Copy

                                      Taste:

                                   /s/ William J. Bridge

                                       Clerk of the

                                State Corporation Commission


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